Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is made as of March 14, 2011, by Domino’s Pizza LLC, a Michigan limited liability company (the “Company”) and Richard E. Allison, Jr. (the “Executive”).

RECITALS

1.	The Executive has experience and expertise required by the Company and its Affiliates.

2.	Subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Executive Vice President of International and the Executive wishes to accept such employment.

AGREEMENT

NOW, THEREFORE, for valid consideration received, the parties agree as follows:

1.	Employment. Subject to the terms and conditions set forth in this Agreement, the Company offers and the Executive accepts employment hereunder effective as of the date first set forth above (the “Effective Date”).

2.	Term. This Agreement shall commence on the date hereof and shall remain in effect for an indefinite time until terminated by either party as set forth in Section 5 hereof.

3.	Capacity and Performance.

3.1 Offices. During the Term, the Executive shall serve the Company as Executive Vice President of International. The Executive shall have such other powers, duties and responsibilities consistent with the Executive’s position as Executive Vice President of International as may from time to time be prescribed by the Chief Executive Officer of the Company (“CEO”).

3.2 Performance. During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform and discharge, faithfully, diligently and to the best of his/her ability, his/her duties and responsibilities hereunder. During the Term, the Executive shall devote his/her full business time exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his/her duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, political, charitable or academic position during the Term of this Agreement, except for such directorships or other positions which he/she currently holds and has disclosed to the CEO in Exhibit 3.2 hereof and except as otherwise may be approved in advance by the CEO.

4.	Compensation and Benefits. During the Term, as compensation for all services performed by the Executive under this Agreement and subject to performance of the Executive’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Executive shall receive the following:

4.1 Base Salary. The Company shall pay the Executive a base salary at the rate of Four Hundred Thousand Dollars ($400,000) per year, payable in accordance with the payroll practices of the Company for its executives and subject to such increases as the Board of Directors of the Company or the Compensation Committee (the “Board”) in its sole discretion may determine from time to time (the “Base Salary”).

4.2 Bonus Compensation. During the term hereof, the Executive shall participate in the Company’s Senior Executive Annual Incentive Plan, as it may be amended from time to time pursuant to the terms thereof (the “Plan,” a current copy of which is attached hereto as Exhibit 4.2) and shall be eligible for a bonus award thereunder (the “Bonus”). For purposes of the Plan, the Executive shall be eligible for a Bonus (as defined in the Plan), and the Executive’s Specified Percentage (as defined in the Plan) shall be one hundred percent (100%) of Base Salary. Whenever any Bonus payable to the Executive is stated in this Agreement to be prorated for any period of service less than a full year, such Bonus shall be prorated by multiplying (x) the amount of the Bonus otherwise payable for the applicable fiscal year in accordance with this Sub-Section 4.2 by (y) a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the applicable fiscal year for which the Executive was employed by the Company. Any compensation paid to the Executive as Bonus shall be in addition to the Base Salary.

4.3 Vacations. During the Term, the Executive shall be entitled to four weeks of vacation per calendar year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. The Executive may not accumulate or carry over from one calendar year to another any unused, accrued vacation time. The Executive shall not be entitled to compensation for vacation time not taken.

4.4 Other Benefits. During the Term and subject to any contribution therefor required of executives of the Company generally, the Executive shall be entitled to participate in all employee benefit plans, including without limitation any 401(k) plan, from time to time adopted by the Board and in effect for executives of the Company generally (except to the extent such plans are in a category of benefit otherwise provided the Executive hereunder). Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable policies of the Company. The Company may alter, modify, add to or delete any aspects of its employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate.

4.5 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses, including without limitation the cost of first class air travel and dues for industry-related association memberships, incurred or paid by the Executive in the performance of his/her duties and responsibilities hereunder, subject to (i) any expense policy of the Company set by the Board from time to time, including without limitation any portion thereof intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder (“Section 409A”) and (ii) such reasonable substantiation and documentation requirements as may be specified by the Board or CEO from time to time.

4.6 Airline Clubs. Upon receiving the prior written approval of the CEO authorizing the Executive to join a particular airline club, the Company shall pay or reimburse the Executive for dues for not less than two nor more than four airline clubs, provided such club memberships serve a direct business purpose and subject to such reasonable substantiation and documentation requirements as to cost and purpose as may be specified by the CEO from time to time.

4.7 Physicals. The Company shall annually pay for or reimburse the Executive for the cost of a physical examination and health evaluation performed by a licensed medical doctor, subject to such reasonable substantiation and documentation requirements as to cost as may be specified by the Board or CEO from time to time.

5.	Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term of this Agreement under the circumstances described in this Section 5. All references herein to termination of employment, separation from service and similar or correlative terms, insofar as they are relevant to the payment of any benefit that could constitute nonqualified deferred compensation subject to Section 409A, shall be construed to require a “separation from service” within the meaning of Section 409A, and the Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any such termination constitutes a “separation from service” as so defined.

5.1 Retirement or Death. In the event of the Executive’s retirement or death during the Term, the Executive’s employment hereunder shall immediately and automatically terminate. In the event of the Executive’s retirement after the age of 65 with the prior consent of the Board or death during the Term, the Company shall pay to the Executive (or in the case of death, the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to Executive’s estate)

any Base Salary earned but unpaid through the date of such retirement or death, any Bonus for the fiscal year preceding the year in which such retirement or death occurs that was earned but has not yet been paid and, at the times the Company pays its executives bonuses in accordance with its general payroll policies, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such retirement or death (prorated in accordance with Section 4.2).

5.2	Disability.

5.2.1 The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his/her employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his/her duties and responsibilities hereunder for an aggregate of 120 days during any period of 365 consecutive calendar days ; provided, that if the Executive incurs a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, the Executive, unless he/she earlier returns to service (at a level of service inconsistent with a separation from service under Section 409A) or his/her employment is earlier terminated, shall in all events be deemed to have separated from service not later than by the end of the twenty-ninth (29th) month, commencing with the commencement of such leave of absence.

5.2.2 The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4.1 and to receive benefits in accordance with Section 4.5, to the extent permitted by the then current terms of the applicable benefit plans, until the Executive becomes disabled within the meaning of Section 409A or until the termination of his/her employment, whichever shall first occur. Upon becoming so disabled, or upon such termination, whichever shall first occur, the Company shall promptly and in all events within thirty (30) days pay to the Executive any Base Salary earned but unpaid through the date of such eligibility or termination and any Bonus for the fiscal year preceding the year of such eligibility or termination that was earned but unpaid. At the times the Company pays its executives bonuses generally, but no later than two and one half (2  1/2) months after the end of the fiscal year in which the bonus is earned, the Company shall pay the Executive an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such eligibility or termination (prorated in accordance with Section 4.2). During the eighteen (18) month period from the date of such disability (as determined under Section 409A), the Company shall pay the Executive, at its regular pay periods, an amount equal to the difference between the Base Salary and the amounts of any disability income benefits that the Executive receives in respect of such period.

5.2.3 Except as provided in Section 5.2.2, while receiving disability income payments under any disability income plan maintained by the Company, the Executive shall not be entitled to receive any Base Salary under Section 4.1 or Bonus payments under Section 4.2 but shall continue to participate in benefit plans of the Company in accordance with Section 4.4 and the terms of such plans, until the termination of his/her employment. During the 18-month period from the date of disability (as determined under Section 409A) or termination, whichever shall first occur, the Company shall contribute to the cost of the Executive’s participation in group medical plans of the Company, provided that the Executive is entitled to continue such participation under applicable law and plan terms.

5.2.4 If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his/her duties and responsibilities hereunder, or for purposes of Section 409A the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his/her duly appointed guardian, if any, has no reasonable objection, to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board’s determination of the issue shall be binding on the Executive.

5.3 By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following events or conditions shall constitute “Cause” for termination: (i) Executive’s willful failure to perform (other than by reason of disability), or gross negligence in the performance of his/her duties to the Company or any of its Affiliates and the continuation of such failure or negligence for a period of ten (10) days after notice to the Executive; (ii) the Executive’s willful failure to perform (other than by reason of disability) any lawful and reasonable directive of the CEO; (iii) the commission of fraud, embezzlement or theft by the Executive with respect to the Company or any of its Affiliates; or (iv) the conviction of the Executive of, or plea by the Executive of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude. Anything to the contrary in this Agreement notwithstanding, upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company and its Affiliates shall have no further obligation or liability to the Executive hereunder, other than for Base Salary earned but unpaid through the date of termination. Without limiting the generality of the foregoing, the Executive shall not be entitled to receive any Bonus amounts which have not been paid prior to the date of termination.

5.4 By the Company Other Than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, the Company shall pay the Executive: (i) promptly following termination and in all events within thirty (30) days thereof, Base Salary earned but unpaid through the date of termination, plus (ii) severance payments for a period to end twelve (12) months after the termination date (“Severance Term”), of which (a) the first severance payment shall be made on the date that is six (6) months from the date of termination and in an amount equal six (6) times the Executives monthly base compensation in effect at the time of such termination and (b) the balance of the severance shall be paid in six (6) monthly payments beginning on the date that is seven (7) months from the date of termination and continuing through the date that is twelve (12) months from the date of termination, each such monthly payment in an amount equal to the Executive’s monthly base compensation in effect at the time of such termination (i.e., 1/12th of the Base Salary), plus (iii) promptly following termination and in all events within thirty (30) days thereof, any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid, plus (iv) at the times the Company pays its executives bonuses generally, but no later than two and one half (2  1/2) months after the end of the fiscal year in which the Bonus is earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (prorated in accordance with Section 4.2).

5.5 By the Executive for Good Reason. The Executive may terminate employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute “Good Reason” for termination by the Executive: (i) any material diminution in the nature and scope of the Executive’s responsibilities, duties, authority or title, however, a change in reporting structure shall not constitute a material diminution of authority; (ii) material failure of the Company to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof; or (iii) relocation of the Executive’s office to a location outside a 50-mile radius of the Company’s current headquarters in Ann Arbor, Michigan. In the event of termination in accordance with this Section 5.5, then the Company shall pay the Executive: (x) promptly following termination and in all events within thirty (30) days thereof, Base Salary earned but unpaid through the date of termination, plus (y) six months after the termination date, an amount equal to six times the Executive’s monthly base compensation in effect at the time of such termination (i.e., 1/12th of the Base Salary) and thereafter, monthly severance payments, each equal to the Executive’s monthly base compensation for a period of six months , plus (z) at the times the Company pays its executives bonuses generally, but no later than two and one half (2  1/2) months after the end of the fiscal year in which the bonus is earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (prorated in accordance with Section 4.2).

5.6 By the Executive Other Than for Good Reason. The Executive may terminate employment hereunder at any time upon 90 days written notice to the Company. In the event of termination of the Executive’s employment pursuant to this Section 5.6, the CEO or the Board may elect to waive the period of notice or any portion thereof. The Company will pay the Executive his/her Base Salary for the notice period, except to the extent so waived by the Board. Upon the giving of notice of termination of the Executive’s employment hereunder pursuant to this Section 5.6, the Company and its Affiliates shall have no further obligation or liability to the Executive, other than (i) payment to the Executive of his/her Base Salary for the period (or portion of such period) indicated above, (ii) continuation of the provision of the benefits set forth in Section 4.4 for the period (or portion of such period) indicated above, and (iii) any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid. The payments made under subsections (i) and (iii) hereof shall be made promptly following termination and in all events within thirty (30) days thereof.

5.7 Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the Term or otherwise, then such employment shall be at will.

5.8 Delayed Payments for Specified Employees. Notwithstanding the foregoing provisions of this Section 5, if the Executive is a “specified employee” as defined in Section 409A, determined in accordance with the methodology established by the Company as in effect on the Executive’s termination, amounts payable hereunder on account of the Executive’s termination that would constitute nonqualified deferred compensation for purposes of Section 409A and that would, but for this Section 5.9, be payable within the six (6) month period commencing with the Executive’s termination shall instead be accumulated and paid in a lump sum at the conclusion of such six-month period.

6.	Effect of Termination of Employment. The provisions of this Section 6 shall apply in the event of termination of Executive’s employment, pursuant to Section 5, or otherwise.

6.1 Payment in Full. Payment by the Company or its Affiliates of any Base Salary, Bonus or other specified amounts that are due to the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company and its Affiliates to the Executive, except that nothing in this Section 6.1 is intended or shall be construed to affect the rights and obligations of the Company or its Affiliates, on the one hand, and the Executive, on the other, with respect to any option plans, option agreements, subscription agreements, stockholders agreements or other agreements to the extent said rights or obligations therein survive termination of employment.

6.2 Termination of Benefits. If Executive is terminated by the Company without Cause, or terminates employment with the Company for Good Reason, and provided that Executive elects continuation of health coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), Company shall pay Executive an amount equal to the monthly COBRA premiums for the Severance Term; provided further, such payment will cease upon Executive’s entitlement to other health insurance without charge. Except for medical insurance coverage continued pursuant to Section 5.2 hereof, all other benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payments to the Executive following termination of employment. Executive and Company agree to make such changes to the reimbursement for COBRA as may be required to ensure compliance with Internal Revenue Code section 409A.

6.3 Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary to accomplish the purpose of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sections 5.2, 5.4 or 5.5 hereof is expressly conditioned upon the Executive’s continued full performance of his/her obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Section 5.2, 5.4 or 5.5, no compensation is earned after termination of employment.

7.	Confidential Information; Intellectual Property.

7.1 Confidentiality. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as that term is defined in Section 11.2, below); that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of his/her employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his/her duties and responsibilities to the Company) any Confidential Information obtained by the Executive incident to his/her employment or other association with the Company and its Affiliates. The Executive understands that this restriction shall continue to apply after employment terminates, regardless of the reason for such termination.

7.2 Return of Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company and its Affiliates at the time employment terminates, or at such earlier time or times as the Board or CEO designee may specify, all Documents then in the Executive’s possession or control.

7.3 Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive shall execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company or its Affiliates to assign the Intellectual Property to the Company and to permit the Company and its Affiliates to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or its Affiliates for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “Work For Hire” under applicable laws.

8.	Restricted Activities.

8.1 Agreement Not to Compete With the Company. During the Executive’s employment hereunder and for a period of 24 months following the date of termination thereof (the “Non-Competition Period”), the Executive will not, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, member, manager, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which in any material respect competes with the following enumerated business activities to the extent then being conducted or being planned to be conducted by the Company or its Affiliates or being conducted or known by the Executive to being planned to be conducted by the Company or by any of its Affiliates, at or prior to the date on which the Executive’s employment under this Agreement is terminated (the “Date of Termination”), in the United States or any other geographic area where such business is being conducted or being planned to be conducted at or prior to the Date of Termination (a “Competitive Business”, defined below). For purposes of this Agreement, “Competitive Business” shall be defined as: (i) any company or other entity engaged as a “quick service restaurant” (“QSR”) which offers pizza for sale; (ii) any “quick service restaurant” which is then contemplating entering into the pizza business or adding pizza to its menu; (iii) any entity which at the time of Executive’s termination of employment with the Company, offers, as a primary product or service, products or services then being offered by the Company or which the Company is actively contemplating offering; and (iv) any entity under common control with an entity included in (i), (ii) or (iii), above. Notwithstanding the foregoing, ownership of not more than 5% of any class of equity security of any publicly traded corporation shall not, of itself, constitute a violation of this Section 8.1.

8.2 Agreement Not to Solicit Employees or Customers of the Company. During employment and during the Non-Competition Period the Executive will not, directly or indirectly, (i) recruit or hire or otherwise seek to induce any employees of the Company or any of the Company’s Affiliates to terminate their employment or violate any agreement with or duty to the Company or any of the Company’s Affiliates; or (ii) solicit or encourage any franchisee or vendor of the Company or of any of the Company’s Affiliates to terminate or diminish its relationship with any of them or to violate any agreement with any of them, or, in the case of a franchisee, to conduct with any Person any business or activity that such franchisee conducts or could conduct with the Company or any of the Company’s Affiliates.

9.	Enforcement of Covenants. The Executive acknowledges that he/she has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon his/her pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he/she to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the Company and its Affiliates could be irreparable. The Executive, therefore, agrees that the Company and its Affiliates, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements. The parties further agree that in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of it being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10.	Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his/her obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or solicitation or similar covenants or other obligations that would affect the performance of his/her obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without such party’s consent.

11.	Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 or as specifically defined elsewhere in this Agreement. For purposes of this Agreement, the following definitions apply:

11.1 Affiliates. “Affiliates” shall mean Domino’s Pizza, Inc., Domino’s, Inc. and all other persons and entities controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

11.2 Confidential Information. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business, and any and all information the disclosure of which would otherwise be adverse to the interest of the Company or any of its Affiliates. Confidential Information includes without limitation such information relating to (i) the products and services sold or offered by the Company or any of its Affiliates (including without limitation recipes, production processes and heating technology), (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity of the suppliers to the Company and its Affiliates, and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates have received belonging to others with any understanding, express or implied, that it would not be disclosed.

11.3 ERISA. “ERISA” means the federal Employee Retirement Income Security Act of 1974 and any successor statute, and the rules and regulations thereunder, and, in the case of any referenced section thereof, any successor section thereto, collectively and as from time to time amended and in effect.

11.4 Intellectual Property. “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, recipes and ideas (whether or not patentable or copyrightable or constituting trade secrets or trademarks or service marks) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the business activities or any prospective activity of the Company or any of its Affiliates.

11.5 Person. “Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

12.	Withholding/Other Tax Matters. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law. This Agreement shall be construed consistent with the intent that all payment and benefits hereunder comply with the requirements of, or the requirements for exemption from, Section 409A. Notwithstanding the foregoing, the Company shall not be liable to the Executive for any failure to comply with any such requirements.

13.	Miscellaneous.

13.1 Assignment. Neither the Company nor the Executive may assign this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person, in which event such other Person shall be deemed the “Company” hereunder, as applicable, for all purposes of this Agreement; provided, further, that nothing contained herein shall be construed to place any limitation or restriction on the transfer of the Company’s Common Stock in addition to any restrictions set forth in any stockholder agreement applicable to the holders of such shares. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, representatives, heirs and permitted assigns.

13.2 Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.3 Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and any expressly authorized representative of the Company.

13.4 Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed (i) in the case of the Executive, to: Richard E. Allison, Jr., at 30 Frank Lloyd Wright, Ann Arbor, Michigan 48106, and (ii) in the case of the Company, to the attention of Chief Executive Officer, at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106, or to such other address as either party may specify by notice to the other actually received.

13.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior communications, agreements and understandings, written or oral, between the Executive and the Company, or any of its predecessors, with respect to the terms and conditions of the Executive’s employment.

13.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Michigan without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

13.8 Consent to Jurisdiction. Each of the Company and the Executive evidenced by the execution hereof, (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of Michigan for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof and (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he/she is not subject personally to the jurisdiction of the above-named courts, that its or his/her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the Company and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Michigan law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.4 hereof is reasonably calculated to give actual notice.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:	DOMINO’S PIZZA LLC

Date: 2/21/11	By:	/s/ J. Patrick Doyle
	Name:	J. Patrick Doyle
	Title:	Chief Executive Officer

THE EXECUTIVE:

Date: 2/21/11	By:	/s/ Richard E. Allison, Jr.
	Name:	Richard E. Allison, Jr.
	Title:	Executive Vice President of International

EXHIBIT A

DOMINO’S PIZZA SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

(2010 AMENDMENT AND RESTATEMENT)

The following sets forth the terms and conditions of the Domino’s Pizza, Inc. Senior Executive Annual Incentive Plan (2010 Amendment and Restatement).

1.	Purpose

The purpose of the Plan is to advance the interests of the Company and its subsidiaries by enhancing the ability of the Company and its subsidiaries to attract and retain management and employees who are in a position to make significant contributions to the success of the Company and its subsidiaries and to reward such individuals for their contributions.

2.	Defined Terms

In the Plan, the following terms have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, controls or is controlled by or is under common control with such Person.

(b) “Award” means an award under the Plan. All Award payments shall be in cash.

(c) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

(d) “Committee” means the compensation committee of the board of directors of the Company, as such committee is from time to time constituted and which, for purposes of meeting certain requirements of Section 162(m) of Code and any regulations promulgated thereunder (including Treas. Regs. Section 1.162-27(e)(3)), may be deemed to be any subcommittee of the Committee to which the Committee has delegated its duties and authority under the Plan consisting solely of at least two “outside directors,” as defined under Section 162(m) of the Code and the regulations promulgated thereunder.

(e) “Company” means Domino’s Pizza, Inc. and any successor.

(f) “Participant” means, with respect to each Performance Period, each executive officer and other senior employee of the Company or any of its subsidiaries who is selected by the Committee to participate in the Plan with respect to such Performance Period.

(g) “Performance Measure” means an objectively determinable measure of performance relating to any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; net income; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; network deployment; sales of particular products or services; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Measure need not be based upon an increase, a positive or improved result or avoidance of loss. A Performance Measure shall be determined in accordance with Section 4.1.

(h) “Performance Period” means the period over which performance with respect to an Award is to be measured.

(i) “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group.

(j) “Plan” means this Domino’s Pizza, Inc. Senior Executive Annual Incentive Plan as amended and in effect from time to time.

3.	Administration and Amendment

3.1. Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to: (a) determine the Participants for any Performance Period, (b) determine the amount of the minimum, target, maximum or other opportunity amounts under any Award, (c) determine, modify or waive the terms and conditions of each Award; and (d) interpret the Plan and any terms and conditions associated with any Award and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan or any Award. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m) of the Code, the Committee will exercise its discretion consistent with qualifying Awards for that exception. Determinations of the Committee made under the Plan shall be conclusive and shall bind all parties.

3.2. Amendment. The Committee may amend, suspend or discontinue the Plan at any time or times, subject to shareholder approval if so required by applicable law (including the Code) or stock exchange rules. No such amendment shall adversely affect the rights of any Participant as to any Award opportunity previously granted under the Plan without the consent of the affected Participant.

4.	Establishment of Award Opportunities and Performance Goals

4.1. In General. The Committee shall determine, in respect of each Award opportunity, the Performance Period over which performance in respect of such Award opportunity is to be measured, the Performance Measures to be used in measuring performance, and for each level of possible achievement under the Performance Measures so established, the Award amount (or the maximum Award amount) to be paid to each Participant. Except as the Committee otherwise determines and subject to the provisions of the Plan, the foregoing determinations shall be established not later than 90 days after the commencement of the Performance Period (or, in the case of a Performance Period of less than 12 months’ duration, not later than by the end of the first 25% of such period).

4.2. Maximum Award Amount. The maximum amount that may be paid to any Participant under any Award or Awards for any fiscal year or portion thereof shall be $5,000,000.

4.3. No Right to Participate. Nothing in the Plan shall be deemed to create any obligation on the part of the Committee to select any executive officer or senior employee as a Participant for any Performance Period, or to confer upon any Participant in the Plan the right to remain a Participant in the Plan on the same terms or conditions, or at all, for any subsequent Performance Periods.

5.	Payment of Awards

Payment of any Award shall be made, if at all, not later than by March 15 of the calendar year following the calendar year in which or with which ends the applicable Performance Period. In the case of an Award intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, no payment shall be made unless the Committee shall first have certified achievement of the applicable Performance Measures at a level sufficient to support the payment of such amount, based on the terms of the Plan and the determinations established by the Committee pursuant to Section 4.1 above.

6.	Operation of the Plan

6.1. Compliance with Applicable Law. As a condition of participating in the Plan, each Participant agrees to comply with all applicable laws and agrees to furnish to the Company all information and undertakings as may be required to permit compliance by the Company with applicable law.

6.2. Withholding. The Company may withhold from any payment under the Plan all taxes and other assessments, if any, determined by the Company to be required to be withheld.

7.	Merger or Combination.

If (a) the Company merges into or combines with any other entity and, immediately following such merger or combination, any Person or group of Persons acting in concert holds 50% or more of the voting power of the entity surviving such merger or combination (other than any Person or group of Persons which held 50% or more of the Company’s voting power immediately prior to such merger or combination or any Affiliate of any such Person or member of such group); (b) any Person or group of Persons acting in concert acquires 50% or more of the Company’s voting power; or (c) the Company sells all or substantially all of its assets or business for cash or for securities of another Person or group of Persons (other than to any Person or group of Persons which held 50% or more of the Company’s total voting power immediately prior to such sale or to any Affiliate of any such Person or any member of such group), then, unless the Committee provides for the continuation or assumption of some or all unpaid Awards or for the grant of new awards in substitution therefor (which need not be payable in cash) by the surviving entity or acquiror, in each case on such terms and subject to such conditions as the Committee may determine, with respect to any Award that is not so assumed or continued: (i) the then current Performance Period shall be deemed to end on the last day which is the last day of a fiscal quarter occurring on or prior to the effective date of the merger, combination or sale (or if the Committee in its sole discretion determines that it can make a reasonable determination of performance through such effective date, the current Performance Period shall be deemed to end on such effective date); (ii) the target Award amounts shall be prorated (to the extent proration would be applicable to such amount) for the number of days in such shortened Performance Period; and (iii) the amount of any so prorated Awards for such shortened period shall be determined and the Company shall pay, within twelve months following the effective date of such transaction (but in no event later than March 15 of the calendar year following the calendar year containing the effective date of such transaction), such prorated Award to each Participant in respect of such shortened Performance Period.

8.	Termination of Employment

If a Participant ceases to be employed by the Company or any of its Subsidiaries prior to the end of any Performance Period as a result of resignation, dismissal or any other reason, the Participant shall immediately cease to participate in the Plan and shall not be entitled to receive any payment for any Award in respect of such Performance Period.

9.	Rights of Participants

9.1. No Right to Continue as Officer or Employee. Neither the adoption of the Plan nor the selection of any Participant as a Participant shall confer any right to continue as an officer or employee of the Company or any of its subsidiaries, or affect in any way the right of the Company or any of its subsidiaries to terminate the Participant’s employment at any time. Neither any period of notice, nor any payment in lieu thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

9.2. No Trust or Fiduciary Relationship. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and any Participant or be construed as requiring the Company or any subsidiary or affiliate of the Company to establish a trust or otherwise to set aside assets to fund the payment of Awards hereunder. A Participant’s right to receive payment from the Company in respect of any Award shall be no greater than the right of any unsecured general creditor of the Company.

9.3. No Assignment by Participants. The interest of any Participant under the Plan or in any Award shall not be transferable or alienable by such Participant either by pledge, assignment or in any other manner, except that in the event of a Participant’s death following the completion of a Performance Period but prior to the payment of an Award with respect to such Performance Period it shall inure to the benefit of and be binding upon the Participant’s estate (or beneficiary if one has been designated to the Company in writing prior to such death).

10.	Miscellaneous

10.1. Severability. Any term or provision of the Plan that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, it is the intent of the Company that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

10.2 Certain Adjustments. In respect of an Award intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, the Committee may establish, not later than by the deadline for establishing the determinations under Section 4.1 above, objectively determinable and automatic adjustments that shall apply to the measurement of performance under such Award upon the occurrence of such events (not within the discretion of the Company or its subsidiaries) as the Committee shall also have established by such deadline. For example, but without limitation, the Committee under authority of this Section 10.2 could establish at or prior to the grant of a timely granted Award opportunity intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code that any measure of earnings applicable to such Award would automatically be adjusted to take into account an applicable change in GAAP that applies to the Performance Period. With respect to Awards not intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, the Committee may make such adjustments to the measures of performance, and at such time or times, as it determines in its discretion.

10.3. Governing Law. The Plan and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.	Effective Date of Plan

The Plan as herein amended and restated shall apply to all Award opportunities granted after January 1, 2010. No payment of an Award granted under this amended and restated Plan shall take effect unless and until the Plan shall have been approved by the Company’s shareholders in accordance with Section 162(m) of the Code.

EXHIBIT 3.2

(None, unless additional information is set forth below.)